Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

     AVON ANNOUNCES 2005-2007 FINANCIAL TARGETS
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Local-Currency Sales and EPS Expected to Continue Growing at Least 10%
Annually
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Company Sees Fourth Quarter and Full-Year 2004 EPS of $.61 and $1.77,
Respectively, Including Initial Impact Of U.S. Category Repositioning and
Upside from Lower Tax Rate
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NEW YORK, N.Y., December 7, 2004 – Avon Products, Inc. (NYSE:AVP) today announced 2005-2007 financial targets, along with an update of its near-term outlook for its business. Avon management will review its business strategies and discuss its long-term growth outlook at a company-sponsored investor meeting here tomorrow. The meeting will be webcast live beginning at 9:30 A.M. Eastern time, Wednesday, December 8, and will later be archived on Avon’s investor website, www.avoninvestor.com.

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Avon – 2

The company said that it expects earnings per share to advance at a rate of at least 10% per year in the 2005-2007 time frame, which marks the next phase of the company’s Business Transformation initiatives.

Avon also said that it expects local-currency sales to continue to grow by at least 10% per year in 2005-2007, including the impact of category repositioning in the U.S. The company expects further penetration and expansion in international geographies, additional gains in sales of Beauty products and the continuing roll-out of the Sales Leadership career opportunity for Representatives.

Avon’s long-term effective tax rate in the 2005-2007 period is projected to be 31%, in line with expectations relating to its previously announced tax and cash management strategies. The company furthermore stated that annual cash flow from operations is forecast to reach the range of $1 billion-$1.5 billion per year in 2005-2007, up significantly from 2004’s forecast of more than $850 million.

To drive further gains in new customers and market share, Avon indicated that it will continue to fund a range of consumer and strategic initiatives, particularly in its highest growth markets, with a goal of over $200 million in incremental investment in 2005-2007, in line with the level of incremental investment made in 2002-2004.

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Avon – 3

Profitability Gains Projected to Continue

Avon said that it anticipates operating margin improvement of 250-300 basis points over the 2005-2007 period with an overall operating margin target of 18.5%–19% by 2007, driven by the next phase of its Business Transformation initiatives and the resumption of margin expansion in the U.S. in 2006.

In addition, Avon said that it expects operating margin to reach a level of 20% in 2008, supported by implementation of an enterprise-wide resource planning (ERP) system that will drive global integration of the company’s operations and improve the speed, flexibility and efficiency of its global supply chain. Implementation is scheduled to start in Europe in early 2005, with other regions planned to follow beginning in 2006. Avon anticipates that the ERP project will be substantially completed in 2008, with incremental costs associated with the implementation estimated to be in the range of $200 million from 2005 through 2008.

Andrea Jung, Avon’s chairman and chief executive officer, commented, “The past three years have given us an extraordinary foundation on which to continue the transformation of Avon. While we have delivered top-line growth, earnings growth and operating margin expansion at or near the top of our peer group, we continue to have tremendous future prospects in all these measures.

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Avon – 4

“Over the next three years, we intend to further penetrate and expand in rapidly growing geographies in which our direct selling model excels. Our increased scale in the fast-growth and highly profitable developing international markets, combined with a repositioned U.S. business, should enable us to generate continuing growth in sales and earnings as we evolve to the next generation of Avon’s transformation,” she said.

Avon U.S. Expects To Resume Profitable Growth in 2006

Avon also plans to restore the U.S. business to profitable growth by 2006, including the repositioning of the toy and gift segments in the Beyond Beauty category.

Plans include discontinuing sales of toys in the second quarter 2005 and a staged withdrawal of certain other Beyond Beauty product lines over the next two years. The company said that these actions would result in an approximate $145 million reduction in Beyond Beauty sales and an associated profit reduction of $15 million-$20 million during this period.

Avon said that U.S. sales in 2005 are forecast to decline slightly and that operating profit is projected to decline in the mid-single digits. As the category-repositioning gains traction, Avon expects that the U.S. will resume sales and profit growth in 2006, with sales forecast to increase in the low-to-mid single digits and operating profit projected to grow ahead of sales.

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Avon - 5

Fourth Quarter and Full-Year 2004 Outlook

Regarding current business prospects, Avon said that it expects earnings in the fourth quarter and full-year 2004 to be $.61 per share and $1.77 per share, including the initial impact of the U.S. category repositioning and lower-than-anticipated effective tax rates in the ranges of 27% in the quarter and 28% for the full-year. The lower tax rates result from the previously announced tax and cash management strategies that the company began implementing in 2004.

In the fourth quarter 2003, Avon reported earnings of $.55 per share, which included a $.04 per share favorable impact from a tax settlement and reversal of previously recorded restructuring charges.

The company also said that it expects full-year cash flow from operations to reach at least $850 million, well ahead of its 2004 target of $800 million.

Avon said that dollar-denominated and local-currency sales in the fourth quarter are forecast to increase in the ranges of 10% and 7%, respectively, with sales of Beauty products projected to advance ahead of overall dollar sales at an approximate 14% rate. Units and active Representatives are each expected to be up 10% in the quarter.

The company also said that fourth-quarter operating profit should grow 6%, even after an incremental $30 million in consumer and strategic investments, the initial impact of approximately $4 million in expenses relating to the repositioning of the Beyond Beauty category in the U.S., and $4 million from reversal of special charges in the prior-year period.

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Avon - 6

In the U.S., sales in the fourth quarter are expected to be down approximately 5% versus prior-year due largely to the severity of the previously announced decline in the Beyond Beauty category. Sales of Beauty products and growth in active Representatives both are forecast to be down slightly versus last year’s fourth quarter due to the weak environment for lower-income consumers. U.S. operating profit in the quarter is projected to be in the range of $100 million due to the lower sales, continuing pressure from freight and material costs, and the aforementioned repositioning impact. U.S. operating profit in the year-ago quarter was $133 million.

Avon expects all international regions to finish the year with strong dollar-denominated performances in the quarter. In Europe, sales and operating profit are tracking up by approximately 25% and 35%, respectively. Latin America is projected to grow sales and operating profit in the high-single digits. In Asia, sales and operating profit are projected to be up by approximately 10% and 20%, respectively.

2005 Outlook

In 2005, Avon said that it expects to deliver another year of continued standout growth, inclusive of the U.S. repositioning impact and with results in line with the newly announced 2005-2007 targets.

Local-currency sales in 2005 are projected to grow 10% year-over-year, driven by double-digit gains in units and active Representatives, with Beauty sales growing ahead of total sales. Operating margin is forecast to expand in the range of 50-80 basis points, and earnings per share are expected to be in the range of $1.95 -$2.00.

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Avon - 7

The company also noted that its effective tax rate in 2005 is expected to revert to 31% based upon full implementation of the previously announced tax and cash management strategies.

Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through 4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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Cautionary Statement For Purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

               Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon Products, Inc. (“Avon” or the “Company”) to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia Pacific and Central and Eastern Europe; the Company’s ability to implement its business, cash management and tax strategies and its Business Transformation initiatives; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets, particularly in its largest markets; the Company’s ability to implement appropriate product mix and pricing strategies; the Company’s ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of the Company’s foreign operations and the cost of sourcing foreign products and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its Sales Leadership program globally and to increase Representative productivity; the Company’s ability to implement its enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.